EXHIBIT 10.3

DEFERRED COMPENSATION PLAN FOR EMPLOYEES
OF THE BOEING COMPANY
(As Amended and Restated effective January 1, 2019)

1.	Purpose.
The purpose of this Deferred Compensation Plan for Employees of The Boeing Company is to provide a means by which eligible employees may defer payment of base salaries and awards made under incentive compensation plans sponsored by the Company or its subsidiaries.
No Deferrals will be made to this Deferred Compensation Plan for Employees of The Boeing Company with respect to Base Salary paid on and after January 1, 2019, Annual Incentive Awards with performance periods beginning on or after January 1, 2019, or Performance Awards with grant dates on or after January 1, 2019.

2.	Definitions.
The following terms have the meanings set forth below:
“Account” means the recordkeeping account established for each Participant in the Plan, for purposes of accounting for Deferrals, Matching Contributions and Earnings Credits.
“Affiliate or Subsidiary” means a member of a controlled group of corporations (as defined in Code section 1563(a), determined without regard to Code sections 1563(a)(4) and (e)(3)(c)), a group of trades or businesses (whether incorporated or not) which are under common control within the meaning of Code section 414(c), or an affiliated service group (as defined in Code sections 414(m) or 414(o)) of which the Company is a part.
“Annual Incentive Award” means the annual cash incentive award under Incentive Compensation Plan for Employees of The Boeing Company and Subsidiaries or The Boeing Company Elected Officer Annual Incentive Plan, as applicable.
“Authorized Period of Absence” means a leave of absence approved by the Company.
“Base Salary” means an Employee’s annual base rate of pay from the Company.
“Beneficiary” means the person or persons designated by the Participant to receive distributions from the Plan, upon the Participant’s death. If no beneficiary has been designated, the Participant’s beneficiary shall be the personal representative of the participant’s estate.
“Board of Directors” means the board of directors of The Boeing Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Employee Benefit Plans Committee of The Boeing Company.

“Compensation Committee” means the Compensation Committee of the Board of Directors.
“Company” means The Boeing Company, its successors in interest, and any Affiliate or Subsidiary.
“Controlled Group” means the Company and any Affiliate or Subsidiary.
“Deferrals” means the portion of a Participant’s Base Salary, Annual Incentive Award or Performance Award, if any, that he or she elects to defer on a pre-tax basis under this Plan in accordance with Section 4.
“Deferral Election” means the election made by an Eligible Employee to defer a portion of his or her Base Salary, Annual Incentive Award or Performance Award in accordance with Section 4.
“E-Series Payroll” means the executive designation of level E1 to E6 at the Company.
“Earnings Credit” means the amount credited to a Participant’s Account under Section 6(B).
“Eligible Employee” means with respect to any Plan Year, an Employee of the Company who has satisfied the requirements of Section 3.
“Employee” means any person who is employed as a common law employee by any member of the Controlled Group.
“Matching Contributions” means Company Matching Contributions made pursuant to Section 5.
“Participant” means an Eligible Employee who has elected to defer his or her Base Salary, Annual Incentive Award or Performance Award under the Plan in accordance with Section 4, or an Employee or former Employee who has amounts credited to his or her Account.
“Plan” means this Deferred Compensation Plan for Employees of The Boeing Company, as herein set forth, together with any amendments that may be adopted.
“Plan Year” means the calendar year.
“Separation from Service” or “Separates from Service” means an Employee’s death, retirement or termination of employment from the Controlled Group within the meaning of Code section 409A. For purposes of determining whether a Separation from Service has occurred, the Controlled Group is defined by using the language “at least 80 percent” under Code section 1563(a) in lieu of the 50 percent default rule stated in Treasury Regulation section 1.409A-1(h)(3).
A Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by an Employee, to less than 50 percent of the average level of services performed by the Employee during the immediately preceding 36-month period.
“Specified Employee” means an Employee who is a “specified employee” within the meaning of Code section 409A. Specified Employee status is determined on the last day of the prior Plan Year, to take effect as of April 1 of the Plan Year for a 12-month period.
Notwithstanding the foregoing, Specified Employees shall be determined by including the employees whom the Company reasonably determines to be the 75 top-paid officers of the

Company rather than the 50 top-paid officers as provided under Code section 416(i)(1)(A), to the extent permitted under Code section 409A.
“Unforeseeable Emergency” means “unforeseeable emergency” within the meaning of Code section 409A, as determined by the Committee.

3.	Eligibility and Participation.
An Employee is eligible to participate in the Plan for a Plan Year if he or she is on the E-Series Payroll, provided such employee is paid on a U.S. dollar-based payroll.
An Eligible Employee will become a Participant when he or she elects to defer his or her Base Salary, Annual Incentive Award or Performance Award by filing a timely Deferral Election in accordance with Section 4 below.

4.	Deferral Elections.
An Eligible Employee may elect Deferrals, by executing and delivering to the Company, in accordance with rules established by the Committee, a Deferral Election, by the deadline prescribed below (or such earlier deadline as the Committee may establish), which shall state:
in the case of Base Salary, the percentage of the Participant’s Base Salary (but not more than 50% thereof) to be deferred in each regular pay period, by December 1 to be effective for the following Plan Year, and in the case of Annual Incentive Awards payable in cash, the percentage of the Annual Incentive Award to be deferred (which shall be all or any portion thereof), by December 1 of the year preceding the performance period for such Annual Incentive Award, and in the case of Performance Awards, the percentage of the Performance Award to be deferred (which shall be all or any portion thereof), by December 1 of the year preceding the year of grant.
A Deferral Election will remain in effect until changed with respect to future Deferrals by a filing a new Deferral Election with the Company increasing or decreasing the percentage of future Base Salary, Annual Incentive Awards, or Performance Awards to be deferred. Any such change in Deferral Election must be made by December 1 of the year for which new elections of the same type are due and shall supersede any election previously made. All previous Deferral Elections for Boeing Stock Unit (BSU) grants, Performance Share grants and related Earnings Credit method elections made prior to January 1, 2008, will continue in effect until such time as the grants are vested or forfeited, as appropriate.
An Employee who becomes an Eligible Employee during the Plan Year (as a new hire, rehire or due to raise or promotion) will not be eligible to participate during such Plan Year. In the case of an Employee who ceases to be an Eligible Employee during the Plan Year (e.g., due to a reclassification as other than E-Series Payroll or Separation from Service) the Employee’s Deferral Election shall remain in effect with respect to Deferral Elections of Base Salary, Annual Incentive Awards and Performance Awards in effect with respect to the Plan Year in which the Employee ceases to be an Eligible Employee, but will automatically be cancelled with respect to future Deferrals (i.e., Deferrals for subsequent Plan Years).
Notwithstanding the election procedures described above, a Participant will be permitted to cancel an existing Deferral Election of Base Salary with regard to a Plan Year during that Plan Year,

where the Participant incurs an Unforeseeable Emergency, as determined by the Committee. To the extent that a Participant has elected and received a distribution due to an Unforeseeable Emergency under Section 7(G), the Participant will be deemed to have elected to cancel his or her Base Salary Deferral Election for the remainder of the applicable Plan Year.
If a Participant ceases to be an Eligible Employee or ceases to have a Deferral election on file (in accordance with Section 4), all amounts accumulated in the Participant’s account prior to termination will continue to be held subject to the Plan.
Notwithstanding anything herein to the contrary, no Deferrals will be made to this Plan with respect to Base Salary paid on and after January 1, 2019, Annual Incentive Awards with performance periods beginning on or after January 1, 2019, or Performance Awards with grant dates on or after January 1, 2019. All Deferral Elections in effect as of January 1, 2018 will remain in effect and all amounts accumulated in the Participant’s account with respect thereto will continue to be held subject to the Plan.

5.	Company Matching Contributions.

(A)	General
Effective with respect to amounts deferred on or after January 1, 2006 (including amounts for which Deferral Elections were made prior to January 1, 2006) the Company will no longer provide any Matching Contribution under this Section 5 on any Deferrals into a Boeing Stock Fund account; provide that in the case of Deferrals that were the subject of a Deferral Election into a Boeing Stock Fund account made prior to January 1, 2005, the Company will continue to match such Deferrals of Boeing Stock Units and Performance Share Awards that are not yet vested (upon vesting) and such Deferrals of 2005 Annual Incentive Awards that were paid in 2006. To the extent that the Company makes or has made a Matching Contribution with respect to all or part of any amounts deferred under this Plan, each such Matching Contribution shall be deferred together with the Participant Deferral to which it relates, and shall be subject to all of the Participant elections (including default elections) with respect to such Deferral.

(B)	Forfeiture of Matching Contributions
Any Matching Contribution made pursuant to this Section 5 shall be canceled and forfeited if the Participant Separates from Service for any reason other than retirement under a retirement plan sponsored by the Company, disability as determined by the Company, layoff, or death. The forfeited Matching Contribution (and any Earnings Credits that would have accrued but for the forfeiture) will be reinstated upon rehire, only where (i) the Participant’s
Separation from Service occurred while the Participant was on an Authorized Period of Absence or due to a reasonably anticipated permanent reduction in the level of services performed by the Participant to less than 50 percent of the average level of services performed by the Participant during the immediately preceding 36-month period, and (ii) the Participant’s Separation from Service was deemed a Separation from Service under Code section 409A or the terms of this Plan (i.e., the Participant did not incur a termination of employment with the Controlled Group). Reinstatement of the Participant’s forfeited benefits will occur upon (i) return to active employment with the Company within the Authorized Period of Absence, (ii) termination of the Authorized Period of Absence or period of a reduced level of services due to retirement under a plan sponsored by the Company, disability as determined by the Company, layoff or death, or (iii) the

Participant’s return to active employment at a level of services that is 50 percent or more of the average level of services performed by the Participant prior to his or her prior deemed Separation from Service due to a reduction in services. Such reinstated benefits will remain subject to the forfeiture provisions of the first sentence of this section 5(B) and the payment timing rules under Section 7(A).

6.	Accounts and Earnings Credits on Deferrals.

(A)	In General
The Committee or its delegate will establish and maintain an Account for each participant. The Account will be credited with Deferrals, as well as Company Matching Contributions and Earnings Credits as described below. The Account will be reduced as payments are made.
All amounts deferred under the Plan, and any Company Matching Contribution with respect thereto, shall be credited to the Participant’s Account at the time at which they would otherwise first have become payable to the Participant or, if earlier, the time at which the Participant’s interest in the award becomes vested. Non-cash awards shall be credited to the Participant’s account at the time at which they would otherwise first have become distributable to the Participant.
Each Account shall be credited with earnings thereon, under the Interest Fund method the Boeing Stock Fund method, or the Other Investment Funds method, subject to the restrictions on diversification described below, at the election of the Participant. In the absence of an election the Interest Fund method shall be used.

(B)	Earnings Credit Methods

(i)	Interest Fund Method. A Participant’s Account shall be adjusted daily in accordance with changes in the unit value of the Account to reflect interest, based on the Participant’s Account balance.
Interest will be computed during each calendar year at the mean between the high and the low during the first eleven months of the preceding year of yields on Aa-rated industrial Bonds as reported by Moody’s Investors Service, Inc., rounded to the nearest 1/4th of one percent. The Company will notify Participants annually of the established interest rate.

(ii)
Boeing Stock Fund Method. A Participant’s Boeing Stock Fund Account shall be credited with the number of shares of the Company’s common stock that could be purchased with the amount credited to such account, based on the Fair Market Value of the Company’s common stock on the day the account is so credited (or on the next business day on which the New York Stock Exchange (the “Exchange”) is open, if the Exchange is closed on the day the account is credited) excluding commissions, taxes, and other charges. Such number shall be recorded as stock units in the Participant’s account, for bookkeeping purposes only. For purposes of the Plan, “Fair Market Value” means the mean of the high and low per share trading prices for the common stock of the Company as reported for the “New York Stock Exchange - Composite Transactions” for a single trading day. The number of stock units in an account shall be appropriately adjusted to reflect stock splits, stock dividends, and other like adjustments in the Company’s common stock.

Each Participant’s Boeing Stock Fund Account periodically shall be credited with the number of shares of the Company’s common stock that could be purchased, as set forth in the preceding paragraph, with an amount equal to the cash dividends that would be payable on the number of shares of the Company’s common stock that equals the number of stock units in a Participant’s Boeing Stock Fund account. The Company will notify Participants annually of the number of stock units, and the dividend equivalents, credited to their Boeing Stock Fund account.

(iii)
Other Investment Funds Method. In addition to the Interest Fund and Boeing Stock Fund methods of allocating earnings on Deferrals, a Participant may choose to diversify Deferrals eligible for diversification under paragraph 6(C) below by electing that the Participant’s Account be credited (or charged) with the expenses, income, gains and losses on investment funds similar to those offered under The Boeing Company Voluntary Investment Plan (excluding the Boeing Stock Fund and Stable Value Fund offered thereunder) as designated by the Committee from time to time, pursuant to an election by the Participant to have the Participant’s Account credited as though the Participant had elected to invest in such funds in such increments as the Participant shall direct in accordance with rules to be established by the Committee or its delegates; provided that the Committee may disregard such elections in its discretion.

Earnings credits to a Participant’s Account may be subject to valuation adjustments in accordance with the procedures established by the Committee; provided, in no event will the portion of a Participant’s Account that has been distributed as of the time a valuation adjustment is made be subject to such valuation adjustment.

(C)	Deferrals Eligible for Diversification.
The following Deferrals are eligible for diversification:

(i)	Previous and future Deferrals of Base Salary (once earned);

(ii)	Previous and future Deferrals of cash Annual Incentive Awards (once earned);

(iii)	Vested Boeing Stock Unit (BSU) Deferrals;

(iv)	Unvested BSU Deferrals (once vested);

(v)	Performance Share Deferrals that were vested as of December 31, 2005;

(vi)
In the case of a Participant whose termination of employment occurred on or before December 31, 2005, any Matching Contributions credited to the Participant’s Accounts on or before January 3, 2006 (the next business day the Exchange is open); and

(vii)	Performance Awards.
Performance Shares that were unvested as of December 31, 2005, and deferred into the Boeing Stock Fund account shall not be eligible for diversification, even upon vesting. Matching contributions (except as described in (vi) above) also shall not be eligible for diversification. Amounts eligible for diversification are sometimes referred to as “transferable amounts” and amounts not eligible for diversification are sometimes referred to as “nontransferable amounts.”

(D)	Investment Election Changes and Restrictions
The Participant may make a separate election for each type of Deferral (Base Salary, Annual Incentive Award and Performance Award) and may change how future Deferrals are invested anytime during the Plan Year. The Participant may also transfer Deferrals eligible for diversification from one fund to another on a daily basis, provided that a Participant may not transfer funds from one investment fund to another and back on the same day.

In addition, transfers cannot be made into the Boeing Stock Fund for 30 calendar days after transferring funds out of the Boeing Stock Fund. This restriction applies regardless of the number of units or the dollar value of the transfer. However, the Participant may continue to direct future Deferrals into the Boeing Stock Fund and make transfers out of this fund at any time, subject to insider trading rules.

7.	Form and Timing of Distribution.

(A)	General Rule
A Participant may elect the form and timing of distribution with regard to his or her entire Account (including future Deferrals, Matching Credits and Earnings Credits) as described below. This distribution election must be made at the same time the Participant makes his or her Deferral Election.
Distribution elections made with regard to a Participant’s entire Account may be changed solely to the extent permitted under subsection (B) below.

(i)	Lump Sum Distribution
The lump sum distribution option is a single lump sum payable in January of any Plan Year following the Participant’s Separation from Service. The amount of such distribution will be based on the value of the Participant’s Account determined as of the date of payment.
Payment of the lump sum will be made the later of: (i) January of the first Plan Year following Separation from Service, or (ii) January of the first Plan Year following the Participant’s attainment of a specified age (subject to (E) below), as elected by the Participant under this Section 7.

(ii)	Installment Payment
The installment payment option is a series of annual installment payments for a period between 2 and 15 years. The amount payable to the Participant each year shall be computed by multiplying the balance in the Account (or the applicable portion of the Account) by a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the distribution period on the first day of January of such year.
Prior to January 1, 2006, a Participant could elect that annual installments be determined under the “Approximately Equal” method, under which the amount payable to the Participant each year shall be computed by the Company so that the aggregate amount of cash or stock in a Participant’s Account under the Plan shall be distributed in approximately equal installments in each year for which payments are to be made. The Approximately Equal method is only available for payment elections on file as of December 31, 2005.
Annual installment payments will begin the later of: (i) January of the first Plan Year following Separation from Service, or (ii) January of the first Plan Year following the Participant’s attainment of a specified age (subject to (E) below), as elected by the Participant under this Section 7.
Payments will continue until the full balance in the Participant’s Account has been paid.

In the event that no distribution option is elected, the Participant will be deemed to have elected to receive a single lump sum payable in January of the first Plan Year following the Participant’s Separation from Service.

(B)	Changes to Distribution Election
Effective January 1, 2008, a Participant may change a distribution election with regard to his or her entire Account only once after the initial distribution election is made (subject to (E) below), in accordance with the conditions stated below. To the extent such change would defer commencement of any portion of the Participant’s Account beyond both age 70 ½ and Separation from Service, the change will not be effective with respect to such portion.

(i)
A new distribution election must be submitted to the Committee or its delegate at least 12 months before the existing scheduled distribution date, and during the annual election period established by the Committee.

(ii)	The revised distribution election must not take effect for at least 12 months after it is made.

(iii)	The new distribution election must provide for an additional deferral period of at least 5 years beyond the original distribution date.
In no event can installment payments be revoked once they have begun.
Prior to January 1, 2008, a Participant may change a distribution election with regard to his or her entire Account, in accordance with procedures then-established by the Compensation Committee, without the restrictions stated in (i)-(iii) above. Any changes made under this paragraph will be invalid to the extent they affect distributions scheduled for the Plan Year in which the change is made.
Limited Exception for 2008. In allowable circumstances (as determined by the Company’s Senior Vice President, Human Resources and Administration), a Participant had a limited ability during the 2008 Plan Year to change his or her distribution election without the restrictions stated in (i)-(iii) above, subject to approval by the Company’s Senior Vice President, Human Resources and Administration, in his or her sole discretion. In no event will an election under this paragraph cause an amount to be paid during the 2008 Plan Year, if it would otherwise be payable in a later Plan Year. Nor will an election under this paragraph defer a payment beyond the 2008 Plan Year, if it would otherwise be payable during the 2008 Plan Year.

(C)	Separate Election for Matching Contributions
Notwithstanding the foregoing subsections (A) and (B), for Participants who terminate employment on or after January 1, 2006, the Participant may make a separate election under (A) above as to the time and form of distribution of (i) the Participants Company Matching Contributions and (ii) the balance of the Participant’s Plan Account. Such a Participant may also make a separate one- time distribution election change under (B) above with respect to each such separate election under this (C).

(D)	Separate Election for Annual Installments
If a Participant makes a separate election under (C)(ii) above to receive the balance of the Participant’s Plan Account in annual installment payments, the Participant may further elect to receive either:

(i)	The Participant’s nontransferable Performance Shares (Performance Shares that vested or vest after December 31, 2005, that are deferred into the Boeing Stock Fund), first, or

(ii)	A prorated payment of all the funds in the Participant’s Account each year.

(E)	Distributions At Age 70 ½
Payment of benefits under this Plan will begin not later than the first January following the calendar year in which the Participant both attains (or would have attained) age 70½ and is Separated from Service. Payment of benefits for Participants actively employed beyond age 70 ½ will begin no later than the first January following the calendar year in which the Participant Separates from Service. In the event that no distribution option is elected under (A) above, the Participant will be deemed to have elected to receive a single lump sum distribution.

(F)	Specified Employees
Notwithstanding anything to the contrary under this Section 7, a Specified Employee will not receive any distribution under this Plan during the six-month period immediately following his or her Separation from Service.
The Account of a Specified Employee will be distributed in the form elected under subsection (A) above. This distribution will commence as of the later of:

(i)	the time elected under subsection (A),

(ii)	the first day of the month following completion of the six-month waiting period (for Specified Employees who Separate from Service between July 1 and December 31), and

(iii)	January of the first Plan Year following Separation from Service (for Specified Employees who Separate from Service between January 1 and June 30).
If a Participant has elected installments under (A) above, subsequent installment payments will be made in January of each successive year until the Account is exhausted.
In the event of a Specified Employee’s death during the six-month waiting period, the waiting period will cease to apply. The Specified Employee’s benefits will be distributed in accordance with Section 8 (Death Benefits) below.

(G)	Distribution Due to Unforeseeable Emergency
A Participant or Beneficiary may elect to receive a distribution of all or a portion of his or her Accounts immediately, regardless of whether benefit payments have commenced, to the extent that the Participant or Beneficiary incurs an Unforeseeable Emergency.
The amount of the distribution will be limited to the amount reasonably necessary to satisfy the emergency need, including any taxes or penalties reasonably anticipated to result from the distribution, as determined by the Committee.

8.	Death Benefits
If a Participant dies before his or her entire Account has been distributed, the remaining Account balance will be distributed to his or her Beneficiary in accordance with the Deferral Elections filed with the Committee. Distributions to the Beneficiary will be made at the same time and in the same form as the payment that otherwise would have been made to the Participant.

To the extent no distribution election has been filed, the remaining Account balance will be paid to the Beneficiary in a single sum in January of the calendar year following the Participant’s death.
Prior to October 1, 2006, a Participant could elect one or more fixed payments be made from the Plan to the Participant’s personal representative or designated beneficiary, following the Participant’s death. Such payments, if then-approved by the Compensation Committee, shall be made within 15 months after the Participant’s death. Any amounts thereafter remaining in the Participant’s Account will be distributed in accordance with the Participants elections. Any such elections on file as of October 1, 2006 will continue in effect unless a subsequent Beneficiary designation has been filed.

9.	Payment in Stock or Cash.
Deferrals eligible for diversification under Section 6(C) will be paid in cash. Deferrals not eligible for diversification under Section 6(C) will be paid in shares of Company common stock. Any distribution in stock shall be in whole shares of the Company’s common stock equal in number to the whole number of then distributable stock units credited to the Participant’s account under the Boeing Stock Fund for Deferrals not eligible for diversification. No fractional shares shall be distributed and any then distributable account balance remaining after any stock distribution shall be paid in cash or applied to federal withholding.

10.	Tax and Other Withholding.
Distributions under the Plan shall be subject to withholding for taxes and other charges, as required by law, and the Company shall deduct from any cash distribution any amounts owed by the Participant to the Company. For distributions in stock, required withholding will be taken from the common stock that would have been received.

11.	Rehires
This Section 11 addresses the form and timing of payment for a Participant who rehires to the Company following a Separation from Service. For purposes of this Section 11, a rehire includes a Participant who returns to the Company following a Separation from Service that is deemed to occur under Code section 409A due to an Authorized Period of Absence or a period of a reduced level services.

(A)	Participants Rehired After Commencing Benefits
This subsection (A) applies to a rehired Participant who has received or begun receiving benefits under the Plan.
Old Deferrals. Installment payments that commenced prior to the Participant’s rehire with respect to Deferrals made before the Participant’s Separation from Service (“Old Deferrals”) will not be suspended by reason of the Participant’s rehire. These Old Deferrals will continue to be paid until exhausted, without regard to the period of rehire.
Interim Deferrals. To the extent a Participant made additional Deferrals while on an Authorized Period of Absence or during a period of a reduced level of services that constituted a deemed Separation from Service under Code section 409A, such Deferrals will be distributed in January of the first Plan Year following the year in which they are made, in accordance with the Participant’s earlier distribution election. This is because the Participant has already satisfied the conditions for payment under Section 7(a); namely, he or she has attained the specified age and has experienced a Separation from Service attributable to such Deferrals.

New Deferrals. Deferrals attributable to periods after the date of rehire (“New Deferrals”) will remain subject to the Participant’s earlier distribution election as to the timing and form of payment under Section 7(A) (subject to the change rules in Section 7(B)), without regard to any Separation from Service that occurred prior to rehire. As a result, New Deferrals will be distributed in January following the Participant’s Separation from Service after rehire, in the form selected under the original distribution election. This is because the Participant already has attained the specified age under Section 7(A) but has not yet experienced a
Separation from Service attributable to the New Deferrals.

(B)	Participants Rehired Before Commencing Benefits
This subsection (B) applies to a rehired Participant who has not begun receiving benefits under the Plan because he or she has not attained the specified age under Section 7(A).
Old and Interim Deferrals. The rehired Participant’s Old Deferrals (and any Deferrals made during an Authorized Period of Absence or a period of a reduced level of services) will remain subject to the Participant’s earlier distribution election as to the timing and form of payment under Section 7(A) (subject to the change rules in Section 7(B)). This means that if the Participant’s original distribution election selected benefits in the form of a lump sum (or installments) payable in January following attainment of a specified age under Section 7(A), then the Participant’s Old Deferrals (and any Deferrals made during an Authorized Period of Absence or period of a reduced level of services) will be payable as a lump sum (or installments, if elected) in January following the year in which he or she attains the specified age, even if the Participant has not had a subsequent Separation from Service after rehire. This result will not change in the event that the Participant attains the specified age after the initial Separation from Service (or while on Authorized Period of Absence or during a period of a reduced level of services), but is rehired before benefits actually began.
New Deferrals. The Participant’s New Deferrals will remain subject to the Participant’s earlier distribution election as to the timing and form of payment under Section 7(A) (subject to the change rules in Section 7(B)), without regard to any Separation from Service that occurred prior to rehire, as described in Section 11(A) above. As a result, New Deferrals will be distributed either (i) in January following the Participants Separation from Service after rehire, or (ii) in January following both the Participant’s Separation from Service after rehire and after attainment of the specified age, in accordance with the original distribution election. This is because the Participant has not yet experienced a Separation from Service attributable to the New Deferrals.

12.	Termination or Amendment of the Plan.
The Board of Directors of The Boeing Company, the Compensation Committee, the Committee, and their respective delegate or delegates, shall each have the authority to amend the Plan at any time, including, but not limited to, the authority to adopt amendments to combine or transfer all or part of the Plan with or to other plans maintained by the Company (including a termination of the Plan for that purpose) or to change the timing of eligibility for participation in the Plan; provided, however, that the Compensation Committee shall have the exclusive authority to adopt any amendments or make any other changes to the Plan that change the rate or amount of Company-provided benefits for employees on the E-Series Payroll. The Board of Directors shall have the authority to terminate the Plan at any time.

In general, if the Plan is terminated, all amounts accumulated prior to termination will continue to remain subject to the provisions of the Plan as if the Plan had not been terminated. Notwithstanding the foregoing, The Boeing Company may, in its discretion, terminate the entire Plan and pay each Participant a single lump-sum distribution of his or her entire accrued benefit to the extent permitted under conditions set forth in Code section 409A and any IRS or Treasury guidance thereunder (provided that Deferrals not eligible for diversification will still be paid in shares of Company stock).

13.	Participant’s Rights.
Amounts deferred and accumulated under the Plan remain the property of the Company, and no Participant or other person shall acquire any property interest in the account or any other assets of the Company on account of participation in the Plan, the Participant’s rights being limited to receiving from the Company the payments provided for in the Plan. The Plan is unfunded and to the extent that any Participant acquires a right to receive payments from the Plan such rights shall be no greater than the rights of a general unsecured creditor of the Company.
Except to the extent provided in Section 10 of the Plan, the right of a Participant, legal representative or beneficiary to receive payments from the Plan shall not be subject to anticipation, sale, assignment, pledge, encumbrance or charge, nor shall such right be liable for or subject to the debts, contracts, liabilities or torts of the Participant or the Participant’s legal representative or beneficiaries.

14.	Administration.
The Plan shall be administered by the Committee. The Committee shall have full power and discretionary authority to construe and interpret this Plan. The Committee may from time to time delegate such of its functions hereunder as it may determine, to one or more of the officers of the Company, on such terms and conditions as the Committee may decide. Decisions of the Committee or its delegates shall be final and binding upon the Participants, their legal representatives and beneficiaries.

15.	Claims Procedures.
The procedures for making claims for benefits under the Plan and for having the denial of a benefits claim reviewed shall be the same as those procedures set forth in The Boeing Company Voluntary Investment Plan, provided that the Compensation Committee shall be substituted for the Committee thereunder for purposes of the review of claims and appeals with respect to benefits under the Plan for elected officers of the Company.

16.	Delays in Payment.
Payment of benefits under this Plan may be delayed to the extent permitted by Code section 409A, as determined by the Committee.

17.	Involuntary Inclusion in Income.
If a determination is made that the Account of any Participant (or his or her Beneficiary) is subject to current income taxation under Code section 409A, then the taxable portion of such Account will be immediately distributed to the Participant (or his or her Beneficiary), notwithstanding the general timing rules described in Section 7 above.

18.	Compliance with Code Section 409A.
It is intended that amounts deferred under this Plan will not be taxable under section 409A of the Code with respect to any individual. All provisions of this Plan shall be construed in a manner consistent with this intent.

19.	Construction.
The validity of the Plan or any of its provisions will be determined under and will be construed according to federal law and, to the extent permissible, according to the internal laws of the state of Illinois. If any provision of the Plan is held illegal or invalid for any reason, such determination will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if said illegal or invalid provision had never been included.

20.	Legal Action.
No legal action may be brought in court on a claim for benefits under the Plan after 180 days following the decision on appeal (or 180 days following the expiration of the time to make an appeal if no appeal is made).

APPENDIX A
Boeing Satellite Systems, Inc.
Hughes Electronic Corporation Executive Deferred Compensation Plan

Pursuant to the Stock Purchase Agreement between The Boeing Company, Hughes Electronics Corporation and Hughes Telecommunications and Space Company dated as of January 13, 2000 (the “Agreement”) and effective as of the closing date under the Agreement (“Closing Date”), the Compensation Committee designated certain employees of Boeing Satellite Systems, Inc. (“BSS”) as Executive Payroll employees eligible to participate in this Plan (“Satellite Executives”).
The deferral elections of Satellite Executives in effect pursuant to the Hughes Electronic Corporation Executive Deferred Compensation Plan (“Hughes Plan”) as of the Closing Date were deemed to be irrevocable deferral elections in effect for purposes of this Plan for salary and cash payments related to the Hughes Annual Incentive Plan and Long-Term Achievement Plan paid by BSS in 2000 and 2001.
Satellite Executives eligible for Company performance shares and restricted stock units in lieu of payments under the Hughes Long-Term Achievement Plan were provided the opportunity to make a deferral election with respect to such awards.
Accounts under this Plan were established for Satellite Executives in an amount equal to their account balances as of the Closing Date under the Hughes Plan. Such accounts shall be paid in accordance with the distribution rules under Section 7. Except for such account balances, no Liability, as defined in the Agreement, shall accrue or be paid with respect to any Satellite Employee or Retired Satellite Employee, as defined in the Agreement, under the Hughes Plan on or after the Closing Date.
Satellite Executives with account balances established as of the Closing Date and/or who have irrevocable deferral elections in effect as of the Closing Date may elect earnings credits on deferred amounts in accordance with Section 5.